Exhibit 4.8


                       FORM OF NYMEX SUBLICENSE AGREEMENT

            THIS SUBLICENSE AGREEMENT (the "Sublicense Agreement") is entered into this ___ day of [ ], 2006 ("Effective Date"), by and among MACROMARKETS, LLC, a Delaware limited liability company ("Licensor"), located at 14 Main Street, Suite 100, Madison, New Jersey 07940, and [ ], a [ ], located at [ ], not in its individual capacity but solely (i) as trustee of the MACROShares Up Oil Benchmark Holding Trust (the "Up-MACRO Holding Trust"), (ii) as trustee of the MACROShares Down Oil Benchmark Tradeable Trust (the "Down-MACRO Holding Trust" and together with the Up-MACRO Holding Trust, the "Paired Holding Trusts"), (iii) as trustee of the MACROShares Up Oil Benchmark Tradeable Trust (the "Up-MACRO Tradeable Trust"), and (iv) as trustee of the MACROShares Down Oil Benchmark Tradeable Trust (the "Down-MACRO Tradeable Trust" and together with the Up-MACRO Tradeable Trust, the "Tradeable Trusts" and collectively, with the Paired Holding Trusts, the "MACRO Trusts") (such entity, in its capacities set forth above, the "Trustee").

            WHEREAS, the Licensor and the New York Mercantile Exchange, Inc., a Delaware corporation ("NYMEX") have entered into a License Agreement, dated as of [ ] [ ], 2006 (the "NYMEX License Agreement");

            WHEREAS, pursuant to the NYMEX License Agreement, NYMEX has granted the Licensor a limited, worldwide, non-exclusive, nontransferable license to use certain of its proprietary settlement prices solely for the purpose of (i) the issuance, sale, redemption and valuation of the MACRO Securities (as defined herein), (ii) the making of distributions on the MACRO Securities, and (iii) the preparation of disclosure about any MACRO Securities as the Licensor deems necessary or desirable under any applicable laws, rules or regulations (such purposes, the "Permitted Purposes");

            WHEREAS, the NYMEX License Agreement includes the limited right of the Licensor to grant sublicenses to its wholly-owned subsidiaries or Affiliates, [ ] and the MACRO Trusts, but solely for the Permitted Purposes;

            WHEREAS, the Up-MACRO Holding Trust was established pursuant to a trust agreement, dated as of [ ] [ ], 2006 (the "Up-MACRO Holding Trust Agreement"), by and among Macro Securities Depositor, LLC, a Delaware limited liability company, as depositor (the "Depositor"), [ ], not in its individual capacity, but solely as administrative agent (in such capacity, the "Administrative Agent") and marketing agent (in such capacity, the "Marketing Agent") and the Trustee, pursuant to which the Up-MACRO Holding Trust will issue a global certificate representing all of the undivided beneficial interests in and ownership of the Up-MACRO Holding Trust (such security, the "Light Sweet Crude Oil Up-MACRO Holding Share");

            WHEREAS, the Down-MACRO Holding Trust was established pursuant to the Trust Agreement, dated as of [ ] [ ], 2006 (the "Down-MACRO Holding Trust Agreement" and together with the Up-MACRO Holding Trust Agreement, the "Holding Trust Agreements"), by and among the Depositor, the Administrative Agent, the Marketing Agent and the Trustee, pursuant to which the Down-MACRO Holding Trust will issue a global certificate representing all of the undivided beneficial interests in and ownership of the Down-MACRO Holding Trust (such security, the "Light Sweet Crude Oil Down-MACRO Holding Share"); WHEREAS, the Up-MACRO Tradeable Trust was established pursuant to the Trust Agreement, dated as of [ ], 2006 (the "Tradeable Trust Agreement"), by and among the Depositor, the Administrative Agent and the Trustee, pursuant to which the Up-MACRO Tradeable Trust will issue a global certificate representing all of the undivided beneficial interests in and ownership of the Up-MACRO Tradeable Trust (such security, the "Light Sweet Crude Oil Up-MACRO Tradeable Share");

            WHEREAS, the Down-MACRO Tradeable Trust was established pursuant to the Trust Agreement, dated as of [ ], 2006 (the " Down-MACRO Tradeable Trust Agreement"), by and among the Depositor, the Administrative Agent and the Trustee, pursuant to which the Down-MACRO Tradeable Trust will issue a global certificate representing all of the undivided beneficial interests in and ownership of the Down-MACRO Tradeable Trust (such security, the "Light Sweet Crude Oil Down-MACRO Tradeable Share"); and

            WHEREAS, pursuant to the terms and conditions of the NYMEX License Agreement, the Licensor now desires to grant to the Licensee a sublicense under the NYMEX License Agreement under the terms set forth herein.

            NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, and other good and valuable consideration, the Licensor and the Licensees (each a "Party", and collectively, the "Parties") agree as follows:

1.  DEFINITIONS.

            The following terms, when used in this Sublicense Agreement shall have the respective meanings set forth below:

            1.1. "Administrative Agent" shall have the meaning set forth in the preamble.

            1.2. "Affiliate" shall mean, with respect to a legal entity, any other legal entity which, directly or indirectly, is in control of, or controlled by, or is under common control with, such entity. For the purposes of this definition, control of a legal entity shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such entity or (ii) to direct or cause the direction of the management and policies of such entity.

            1.3. "Calculation Period" shall have the meaning set forth in the applicable Holding Trust Agreement.

            1.4. "CFTC" shall mean the U.S. Commodities Futures Trading Commission.

            1.5. "Confidential Information" shall have the meaning set forth in
Section 5.1 herein.

            1.6. "Depositor" shall have the meaning set forth in the preamble.

            1.7. "Discloser" shall have the meaning set forth in Section 5.1 herein.

            1.8. "Distribution Date" shall have the meaning set forth in the applicable Holding Trust Agreement.

            1.9. "Distribution Payment Date" shall have the meaning set forth in the applicable Holding Trust Agreement.

            1.10. "Down-MACRO Asset Amount" shall have the meaning set forth in the Down-MACRO Holding Trust Agreement.

            1.11. "Down-MACRO Holding Trust" shall have the meaning set forth in the preamble.

            1.12. "Down-MACRO Holding Trust Agreement" shall have the meaning set forth in the preamble.

            1.13. "Down-MACRO Tradeable Trust" shall have the meaning set forth in the preamble.

            1.14. "Down-MACRO Tradeable Trust Agreement" shall have the meaning set forth in the preamble.

            1.15. "Effective Date" shall mean the date of this Sublicense Agreement.

            1.16. "Force Majeure Event" shall mean anything beyond the reasonable control of the NYMEX, the Licensor or the Licensees to prevent or to remedy, including but not limited to any flood, extraordinary weather conditions, earthquake or other act of God, fire, war, act of terrorism, insurrection, riot, labor dispute, accident, action of government, communications or power failures, or equipment or software malfunctions.

            1.17. "Holding Trust Agreement" shall have the meaning set forth in the preamble.

            1.18. "License Fee" shall mean the compensation that the Licensees shall pay the Licensor pursuant to Section 6.1 herein.

            1.19. "Licensee" shall mean any of the MACROShares Up Oil Benchmark Holding Trust, the MACROShares Down Oil Benchmark Tradeable Trust, the Light Sweet Crude Up-MACRO Tradeable Trust or the Light Sweet Crude Down-MACRO Tradeable Trust.

            1.20. "Licensor" shall have the meaning set forth in the preamble.

            1.21. "Licensor Indemnitees" shall have the meaning set forth in
Section 11.

            1.22. "MACRO Securities" shall mean (i) the Light Sweet Crude Oil Up-MACRO Tradeable Shares and Light Sweet Crude Oil Down-MACRO Tradeable Shares issued by the MACROShares Up Oil Benchmark Tradeable Trust and the MACROShares Down Oil Benchmark Tradeable Trust, respectively, and (ii) the Light Sweet Crude Oil Up-MACRO Holding Shares and Light Sweet Crude Oil Down-MACRO Holding Shares issued by the MACROShares Up Oil Benchmark Holding Trust and the MACROShares Down Oil Benchmark Tradeable Trust, respectively.

            1.23. "MACRO Trusts" shall have the meaning set forth in the preamble.

            1.24. "Market Data" shall mean the NYMEX's proprietary settlement prices for the NYMEX's Light Sweet Crude Oil Futures Contracts for the front (or spot) month and the month immediately thereafter that are licensed to Licensor under the NYMEX License Agreement.

            1.25. "Marketing Agent" shall have the meaning set forth in the preamble.

            1.26. "Marks" shall mean the service marks and trade names "NEW YORK MERCANTILE EXCHANGE" and "NYMEX" as licensed to Licensor under the NYMEX License Agreement.

            1.27. "Materials" shall have the meaning set forth in Section 2.2 herein.

            1.28. "NASD" shall mean the National Association of Securities Dealers.

            1.29. "NYMEX" shall have the meaning set forth in the preamble.

            1.30. "NYMEX License" shall mean the license granted to the Licensor pursuant to the NYMEX License Agreement.

            1.31. "NYMEX Sublicense" shall have the meaning set forth in Section 2.1.

            1.32. "NYMEX License Agreement" shall have the meaning set forth in the preamble.

            1.33. "Party" shall have the meaning set forth in the preamble.

            1.34. "Paired Holding Trust" shall have the meaning set forth in the preamble.

            1.35. "Permitted Purposes" shall have the meaning set forth in the preamble.

            1.36. "Price Determination Day" shall mean each business day (i.e., each day on which the NYMEX's open outcry exchange is open for trading) and, for any day that is not a business day, the preceding business day.

            1.37. "Prospectuses" shall mean (i) the prospectus filed, on or around the date of this Sublicense Agreement, by the Licensor or Licensees with the SEC for the Light Sweet Crude Oil Up-MACRO Tradeable Shares and the Light Sweet Crude Oil Up-MACRO Holding Shares issued by the Up-MACRO Tradeable Trust and the Up-MACRO Holding Trust, respectively, that will be used in connection with the offering and sale of such shares and (ii) the prospectus filed, on or around the date of this Sublicense Agreement, by the Licensor or Licensees with the SEC for the Light Sweet Crude Oil Down-MACRO Tradeable Shares and the Light Sweet Crude Oil Down-MACRO Holding Shares issued by the Down-MACRO Tradeable Trust and the Down-MACRO Holding Trust, respectively, that will be used in connection with the offering and sale of such shares.

            1.38. "Receiver" shall have the meaning set forth in Section 5.1.

            1.39. "SEC" shall mean the U.S. Securities and Exchange Commission.

            1.40. "Sublicense Agreement" shall have the meaning set forth in the preamble.

            1.41. "Termination Date" shall mean the day on which the NYMEX License Agreement terminates in accordance with its terms.

            1.42. "Tradeable Trusts" shall have the meaning set forth in the preamble.

            1.43. "Tradeable Trust Agreement" shall have the meaning set forth in the preamble.

            1.44. "Trustee" shall have meaning set forth in the preamble.

            1.45. "Up-MACRO Asset Amount" shall have the meaning set forth in the Up-MACRO Holding Trust Agreement.

            1.46. "Up-MACRO Holding Trust" shall have the meaning set forth in the preamble.

            1.47. "Up-MACRO Holding Trust Agreement" shall have the meaning set forth in the preamble.

            1.48. "Up-MACRO Tradeable Trust" shall have the meaning set forth in the preamble.

2.  SUBLICENSE.

            2.1. Pursuant to Article 2 of the NYMEX License Agreement, and subject to the terms and conditions of this Sublicense Agreement, the Licensor hereby grants to the Licensees (a) a limited, worldwide, non-exclusive, non-transferable (except as set forth in Article 14 herein) sublicense under the NYMEX License to use the Market Data solely for Permitted Purposes and (b) a limited, worldwide (to the extent NYMEX has established service mark rights in the Marks in countries outside of the United States), non-exclusive, non-transferable (except as set forth in Article 14 herein) sublicense under the NYMEX License to use the Marks only in connection with the identification of the source of the Market Data used in connection with the Permitted Purposes (subsections (a) and (b) collectively, the "NYMEX Sublicense"). It is expressly agreed and understood by the Licensees that no rights to use the Market Data and Marks are granted hereunder to the Licensees other than those specifically described and expressly granted herein. Notwithstanding anything to the contrary contained in this Sublicense Agreement, the Licensor has not granted to the Licensees any rights or interests in any intellectual property of the Licensor, other than the license expressly granted in this Section 2.1 as limited by the terms and conditions stated in this Sublicense Agreement.

            2.2. The Licensor and NYMEX shall have the right to review and control all uses of the Marks hereunder by the Licensees, and the Licensees shall furnish in advance to Licensor and the NYMEX all materials, including, where applicable and without limitation, the Prospectuses and any related offering, marketing and promotional materials (collectively, the "Materials") to be used in connection with any issuance of MACRO Securities in which any of the Marks are used, for the Licensor's and NYMEX's prior review and approval of the uses of the Marks therein, which approval shall not be unreasonably withheld. In the event the Materials are issued in a language other than English, the Licensees shall provide the Licensor and NYMEX with an English translation of the relevant portion of such Materials. The Licensor and NYMEX each shall notify the Licensees, in accordance with Article 13 hereof, of its approval or disapproval of any Materials (which shall include the definition of the relevant settlement price contained therein) within seventy-two (72) hours (excluding Saturday, Sunday or on any date on which the New York Mercantile Exchange is closed for trading) following receipt thereof from the Licensees. If either the Licensor or the NYMEX does not approve of any use, it shall advise the Licensees of its reasons. In the event the Licensor or NYMEX fails to approve or disapprove any Material submitted to it for review within such seventy-two (72) hour period, the Material shall be deemed approved by Licensor or NYMEX respectively. Once Materials have been approved or deemed approved by both the NYMEX and the Licensor, the Licensees will not need to submit any subsequent Materials to the Licensor or NYMEX for their approval if such subsequent Material does not alter the use or description of the Licensor, NYMEX, the Marks or the Market Data. In this regard, the Licensees agree that the quality of the services, in connection with which the Marks may or will be used, as permitted herein, by the Licensees will be commensurate with the reputation of both NYMEX and the Licensor for reliability and high quality in financial services, and each of NYMEX and the Licensor shall have the right to require the Licensees to adhere to that standard of quality. The Licensees shall not do anything which will impair the validity of the Marks, NYMEX's rights in the Marks, the Licensor's license in the Marks, or the good will symbolized by each of the Marks. Notwithstanding anything to the contrary in the aforementioned paragraph, any approval to be given by NYMEX shall only be with respect to information related to NYMEX and shall not include any approvals that relate solely to the business and operations of the Licensor.

            2.3. No Right to Sublicense. The Licensees hereby expressly agree not to sublicense the Licenses to any Person without the express prior written consent of the Licensor in Licensor's sole discretion.

            2.4. ALL RIGHTS NOT SPECIFICALLY AND EXPRESSLY GRANTED TO LICENSEES IN THIS SECTION 2 ARE HEREBY RESERVED FOR LICENSOR.

3.  ACKNOWLEDGMENT OF RIGHTS.

            3.1. The Licensees will not directly or indirectly: (i) challenge or contest the validity or enforceability of the Market Data and Marks; (ii) dispute the validity, enforceability, or NYMEX's exclusive ownership of, any trademark, trade name or domain name application or registration owned by NYMEX with respect to the Marks or initiate or participate in any proceeding of any kind opposing the grant to NYMEX of any trademark, trade name, or domain name registration in the Marks or similar marks; (iii) fail to meet the NYMEX's quality control with respect to the Market Data or Marks or make any other use thereof other than as expressly permitted herein; (iv) apply to register or otherwise obtain registration of the Market Data, or any works based thereon or derivative thereof, the Marks, or any marks similar thereto, in the trademark or copyright office of any country or state, or with any business or domain name registrar; or (v) assist any other Person to do any of the foregoing (except if required by court order or subpoena); provided, however, the foregoing shall in no way limit the Licensees' ability to defend against or to mitigate any claim brought by the Licensor or the NYMEX against the Licensees.

            3.2. Any violation of this Article 3 will constitute a material breach of this Sublicense Agreement.

4.  ENFORCEMENT.

            The Licensees shall promptly (a) notify NYMEX and the Licensor of any potential or actual infringement by a third party of the Market Data or Marks of which the Licensees become aware, and (b) provide to NYMEX and the Licensor all evidence of such infringement in the Licensees' possession, custody or control. As between Licensor and Licensees, the Licensor (or its delegate) shall have the sole right, but not the obligation, to initiate any legal action at its own expense against such infringement and to recover damages and enforce any injunction granted as a result of any judgment in NYMEX's or the Licensor's favor. The Licensor (or its delegate) shall have sole control over any such action, including, without limitation, the sole right to settle and compromise such action. In the event of a dispute between NYMEX and any third party regarding the infringement, validity or enforceability of NYMEX Market Data and Marks, the Licensees agree, at NYMEX's expense, to do all things reasonably requested by NYMEX to assist NYMEX in connection with such dispute.

5.  CONFIDENTIALITY.

            5.1. Each party acknowledges that the business information of the other party, including the Market Data and any other information that may exist from time to time which is provided to such party (the "Receiver") by or on behalf of the other party (the "Discloser"), or to which Receiver is given access by or on behalf of the Discloser, is, prior to such information being disclosed to the general public, confidential to Discloser (all such information being "Confidential Information"). The Receiver shall maintain the confidentiality of the Confidential Information in a manner using at least as great a degree of care as the manner used by the Receiver to maintain the confidentiality of its own confidential information, and the Receiver's other obligations under this Section 5.1 shall not limit the generality of the foregoing; provided, however, that Receiver shall be permitted to disclose such Confidential Information to any entity that is involved in the issuance of the MACRO Securities, provided that such entity agrees to maintain the confidentially of such information.

            5.2. Except as set forth in this Sublicense Agreement, or with the prior written consent of the Discloser, the Receiver shall not, at any time hereafter, directly or indirectly communicate or otherwise disclose or permit the disclosure of any Confidential Information to any other person or entity. The Receiver may disclose the Confidential Information only to such of its employees, Affiliates, agents and service providers who have a need to know such information in order to help the Receiver in issuing the MACRO Securities or exercising its rights in accordance with the terms of this Sublicense Agreement. The Receiver shall be accountable and responsible for any acts of such employees, Affiliates, agents and service providers that in any way constitute a breach of its obligations under this Section 5.2. The Receiver shall ensure that such Affiliates, agents and service providers agree in writing (other than its attorneys) to be bound by confidentiality obligations set forth in this Section
5.2 as if such Affiliates, agents, and service providers were each the Receiver.

            5.3. This Article 5 imposes no obligation of confidentiality upon the Receiver in respect of information that: (i) was in the Receiver's possession before receipt from the Discloser or others acting on behalf of the Discloser; (ii) is or becomes a matter of public knowledge through no fault of the Receiver (the disclosure of the Licensor's settlement prices on its website or through vendors of market data shall not be regarded as making those prices a matter of public knowledge); (iii) is rightfully received by the Receiver from a third party without a duty of confidentiality; (iv) is independently developed by the Receiver; or (v) is required by law or regulation to be disclosed, or is released, in accordance with a valid court or governmental order, provided that, for the purposes of this clause (v), the Receiver shall, at its own expense, provide the Discloser, in the case of such order, with prompt notice thereof, including copies of subpoenas or orders requesting the Confidential Information, cooperate reasonably with the Discloser in resisting the disclosure of the Confidential Information via a protective order or other appropriate legal action, minimize any such disclosure to the Confidential Information specifically required to be disclosed and not make disclosure until the Discloser has had a reasonable opportunity to resist such disclosure, unless Receiver is ordered to do otherwise.

6.  COMPENSATION.

            6.1. As payment in full and consideration for the license granted hereunder, the Licensees shall pay to the Licensor in arrears on each Distribution Date, an amount equal to [(i) with respect to any Distribution Date, the sum of, for each day during the related Calculation Period, an amount equal to a per annum rate of 0.065% multiplied by the Up-MACRO Asset Amount on such day, which shall be payable to the Licensor from the amounts on deposit in the Up-MACRO Holding Trust, plus (ii) with respect to any Distribution Date, the sum of, for each day during the related Calculation Period, an amount equal to a per annum rate of 0.065% multiplied by the Down-MACRO Asset Amount on such day, which shall be payable to the Licensor from the amounts on deposit in the Down-MACRO Holding Trust (such aggregate amount, the "License Fee")].

            6.2. The License Fee, plus any taxes payable or reimbursable to the Licensor hereunder, shall be remitted to the Licensor in U.S. Dollars only, by electronic transfer of immediately available funds. Nothing herein shall be deemed to require the Licensor or NYMEX to furnish any of the Market Data directly to the Licensees, and the Licensees warrant that, during the term of this Sublicense Agreement, the Licensees will be receiving, at their own expense, the Market Data through a market data vendor which has entered into an agreement with the Licensor and/or NYMEX, regarding the furnishing of data and information of the Licensor and/or NYMEX, including Market Data, to subscribers.

            6.3. The Licensees shall pay all sales, use, transfer, value added or other taxes, if any (excluding taxes imposed on the net income of the Licensor), levied or imposed by reason of the transactions contemplated herein. All payments to be made by the Licensees to the Licensor under this Sublicense Agreement shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any authority having power to tax unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Licensees shall pay such additional amounts as may be necessary in order that the net amounts received by the Licensor after such withholding or deduction shall equal the amount which would have been receivable in respect of this Sublicense Agreement in the absence of such withholding or deduction.

            6.4. The Licensor shall have the right once each calendar year, and at its expense, and upon reasonable advance notice to the Licensees, to have an accountant audit, during normal business hours, at the Licensees' designated place of business, the books and records of the Licensees, which relate to the Up-MACRO Asset Amount or the Down-MACRO Asset Amount, in order to verify (i) the Licensees' calculations of the License Fee paid to the Licensor pursuant to this Sublicense Agreement, and (ii) the elements used in such calculations. The Licensees shall make all payments required to be made to eliminate any discrepancy revealed by any such audit.

7.  WARRANTIES; DISCLAIMER.

            7.1. The Licensor and the Licensees each warrant that it has the right and power to enter into this Sublicense Agreement and that the terms of this Sublicense Agreement are not inconsistent with any other contractual obligations or other legal obligations it may have.

            7.2. THE LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE MARKET DATA OR ANY DATA USED TO CREATE IT. THE LICENSOR DOES NOT GUARANTEE THE UNINTERRUPTED OR UNDELAYED CREATION OR DISSEMINATION OF THE MARKET DATA OR ANY DATA USED IN CREATING IT. THE LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MARKET DATA OR ANY DATA, USED TO CREATE IT, AND, FURTHER, EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MARKET DATA OR ANY DATA USED IN CREATING IT.

8.  LIMITATIONS OF LIABILITY.

            IN NO EVENT SHALL THE LICENSOR, NYMEX, OR THEIR RESPECTIVE SUBSIDIARIES, AFFILIATES, MEMBERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES OR AGENTS, HAVE ANY LIABILITY WHATSOEVER TO LICENSEES OR ANY OTHER PERSON OR ENTITY FOR ANY DAMAGES WHETHER SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL (INCLUDING LOST PROFITS), ARISING FROM THE MARKET DATA, INCLUDING THE USE OF, OR THE INABILITY TO USE, THE MARKET DATA, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

9.  ALTERNATIVE LIMITATION OF LIABILITY.

            In the event that the disclaimer of warranties and limitations of liability set forth in Article 7 and Article 8 hereof, respectively, are deemed invalid or ineffective by a court of competent jurisdiction, the Licensor and NYMEX, and their respective subsidiaries, Affiliates, members, directors, managers, officers, employees or agents, shall not be liable to the Licensees or any other person or entity for any damage arising out of the Licensees' use of the Market Data in connection with the MACRO Securities, any interruption or delay by the Licensor in the creation or dissemination of the Market Data, or any inability of the Licensees to use any of the Market Data, beyond the actual amount of the damage suffered by the Licensees (even if the Licensor or NYMEX is found liable by any court).

10. DISCLAIMER.

            The Licensees shall ensure that there is a disclaimer substantially in the form set forth below, which shall be stated conspicuously in the Prospectus (including any supplement thereto), on any website maintained by a trustee, calculation agent, administrative agent or other service provider on behalf of the trust or trusts which issue the MACRO Securities (the address for which website shall be disclosed in the related Prospectus), and in all offering, marketing, and promotional materials used or furnished by the Licensees in connection with the MACRO Securities.

            NEW YORK MERCANTILE EXCHANGE, INC. (i) DOES NOT IN ANY WAY PARTICIPATE IN THE OFFERING, SALE, OR ADMINISTRATION OF THE SECURITIES, OR ANY PAYMENTS TO BE MADE ON ANY OF THE SECURITIES, (ii) DOES NOT IN ANY WAY ENSURE THE ACCURACY OF ANY OF THE STATEMENTS MADE IN [THE] [OR THIS] PROSPECTUS [OR ANY PROSPECTUS SUPPLEMENT] [OR THIS DOCUMENT], (iii) IS NOT LIABLE FOR ANY ERROR OR OMISSION IN ANY SETTLEMENT PRICE USED IN CONNECTION WITH THE SECURITIES, AND
(iv) IS NOT IN ANY WAY AN OFFEROR OF THE SECURITIES.

11. INDEMNIFICATION.

            The Licensees shall defend, indemnify and hold the Licensor, and its Affiliates and subsidiaries, and its members, directors, managers, officers, employees and agents, (collectively, "Licensor Indemnitees") harmless from and against any and all liability, losses, claims, damages, settlements, judgments, costs and expenses, including, but not limited to, reasonable attorneys' fees, which the Licensor Indemnitees may suffer as a result of any claim by any person arising from (a) the issuing, offering for sale, marketing, promotion, sale, or redemption of the MACRO Securities or any payment on the MACRO Securities, (b) the Licensees' use of, or inability to use, the Market Data, or (c) the Licensees' use of any of the Marks as licensed herein, provided that the Licensees are promptly notified in writing of any such claim. The Licensees shall not have the exclusive right to control the defense of such claim. In no event shall the Licensees settle or compromise any claim described above without the Licensor's prior written approval. The Licensor shall have the right, at its own cost and expense, to assist in the defense of any such claim and to be represented by counsel of its choice.

12. TERM AND TERMINATION.

            12.1. This Sublicense Agreement shall become effective as of the Effective Date, and shall remain in effect for an initial term through the Termination Date.

            12.2. Upon termination of this Sublicense Agreement, the Licensees shall cease all use of the Market Data hereunder and Marks licensed hereunder and immediately pay to the Licensor all amounts due and owing to the Licensor hereunder up to and including the date of termination.

13. NOTICES.

            All notices or communications to be given under this Sublicense Agreement shall be in writing, in the English language only, and delivered either by (a) hand with written confirmation of receipt required, (b) internationally recognized overnight courier (e.g., Federal Express, UPS or DHL) providing written confirmation of delivery, or (c) registered or certified mail, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth below, or at such other address as either party may from time to time designate by prior written notice to the other. All notices will be deemed given when delivered personally, if mailed by registered or certified mail, five (5) days from the date of mailing, or if delivered by overnight courier, 72 hours after being delivered to such overnight courier. If to the Licensor:

                  MACRO Securities Depositor, LLC,
                  14 Main Street, Suite 100
                  Madison, New Jersey 07940
                  Attention: Samuel Masucci

                  If to the Licensees:

                  [                                  ]
                  on behalf of each of the MACRO Trusts
                  [                                  ]
                  [                                  ]
                  Attention:        [                ]

                  If to the NYMEX:

                  New York Mercantile Exchange, Inc.
                  One North End Avenue
                  World Financial Center
                  New York, New York 10282
                  Attention:  General Counsel

14. ASSIGNMENT.

            (a) Licensor may assign or otherwise transfer (whether by operation of law or otherwise) any right or obligation hereunder without the prior written consent of the Licensees, provided, a due notice is given to each of the Licensees.

            (b) Each Licensee may not assign or otherwise transfer (whether by operation of law, change of control or otherwise) any right or obligation under this Agreement without the prior written consent of Licensor.

            (c) This Agreement is binding on and inures to the benefit of the Parties and their permitted successors and assigns. Any attempted assignment or other transfer of rights under this Agreement in violation of this Section 11(b) will be void.

15. AMENDMENTS.

            This Sublicense Agreement may not be modified, altered, amended, changed, waived, or superseded except by agreement in writing signed by the parties hereto.

16. WAIVERS.

            No provision of this Sublicense Agreement may be waived except by a written instrument signed by the party charged with the waiver. Neither the delay nor failure of either party in exercising any right with the respect to any breach or default by the other party under any provision of this Sublicense Agreement, nor the partial or single exercise thereof, shall be deemed to constitute a waiver of such right with respect to any other breach or default by such other party under that or any other provision of this Sublicense Agreement. Furthermore, no breach, default or threatened breach or default under any provision of this Sublicense Agreement by either party shall relieve the other party of its obligations or liabilities under this Sublicense Agreement. Nothing in this Article shall be construed to (a) limit the rights of the Licensor to terminate this Sublicense Agreement pursuant to Article 12, or otherwise under the law, including but not limited to terminating for uncured breach hereof by the Licensees, or (b) impose any obligation on the Licensor, or require the performance of any obligation herein by the Licensor, following termination of this Sublicense Agreement.

17. GOVERNING LAW.

            This Sublicense Agreement is made in, and shall be governed by and construed in accordance with the laws of the State of New York, without reference to its choice of law rules. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York for the purpose of any action or proceeding brought by either of them in connection with this Sublicense Agreement or any alleged breach thereof. Each party hereby consents and agrees to the exercise of personal jurisdiction over such party by any such court in the County and State of New York in any action or proceeding brought by the other party against such party in connection with this Sublicense Agreement or any alleged breach thereof. Each party hereby waives any objection to venue for any such action or proceeding in any such court in the County and State of New York. Each party hereby agrees that the other party may make effective service of the summons and complaint in any such action or proceeding on such party by use of an internationally recognized courier (e.g., Federal Express, UPS, or DHL), or registered or certified mail, return receipt requested, postage prepaid, addressed to such party and to the attention of the individual as identified in
Article 13 of this Sublicense Agreement.

18. SEVERABILITY.

            The invalidity or unenforceability of any term or provision of this Sublicense Agreement shall in no way affect the remaining terms and provisions hereof, and such invalid or unenforceable provision shall be replaced by a mutually acceptable provision of like economic intent and effect.

19. BINDING EFFECT.

            This Sublicense Agreement shall be binding upon and inure to the benefit of the parties, and their respective permitted successors and assigns.

20. CONSTRUCTION.

            Whenever the word "person" or "persons" is used in this Sublicense Agreement, it shall be deemed to include but is not limited to a natural person, firm, partnership, corporation, proprietorship, limited liability company, association or any other organization. Article titles in no way limit or modify the contents of their respective articles or Sections and are for reference purposes only. As used herein, the singular of any term includes the plural and the plural means the singular, whenever the context so requires.

21. ENTIRE AGREEMENT.

            This Sublicense Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all previous negotiations, representations and agreements, if any, with respect thereto between the parties. Notwithstanding any other provision of this Sublicense Agreement, (i) the parties hereto acknowledge that the rights granted by the Licensor hereunder are subject to the NYMEX License Agreement, and (ii) in the event of a conflict between the provisions of the NYMEX License Agreement and the provisions of this Sublicense Agreement, the provisions of the NYMEX License Agreement shall control.

22. SURVIVAL.

            Notwithstanding anything to the contrary contained in this Sublicense Agreement, (a) Articles 1, 3, 5, 7, 8, 11, 13 and 16 through 22 hereof, (b) Section 12.2 hereof, and (c) the Licensees' obligation to pay the Licensor all amounts due hereunder shall survive termination of this Sublicense Agreement.

23. COUNTERPARTS.

            This Sublicense Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Sublicense Agreement to be duly executed and delivered by their respective authorized officers as of the date first set forth above.

                        MACROSHARES UP OIL BENCHMARK HOLDING TRUST
                        MACROSHARES DOWN OIL BENCHMARK TRADEABLE TRUST MACROSHARES UP OIL BENCHMARK TRADEABLE TRUST MACROSHARES DOWN OIL BENCHMARK TRADEABLE TRUST

                            By:[                                      ],
                            not in its individual capacity but solely as Trustee of each of the aforementioned trusts


                        By:____________________________________
                        Name:
                        Title:


                        MACROMARKETS LLC



                        By: ____________________________________
                        Name:   Samuel Masucci, III
                        Title:  President



ACKNOWLEDGED AND ACCEPTED BY:

NEW YORK MERCANTILE EXCHANGE, INC.



By: ____________________________________
Name:
Title: